Exhibit 99.1

OP Bancorp Appoints Sang Kyo Oh Chief Credit Officer

LOS ANGELES, September 30, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), announced today that Sang Kyo Oh has been appointed Executive Vice President of the Company and the Bank and Chief Credit Officer of the Bank, effective October 19, 2020. Mr. Oh fills the role previously held by Steve Park, who resigned effective October 15, 2020.

Mr. Oh was formerly with Hope Bancorp, Inc. and Bank of Hope. In his 23 year tenure, Mr. Oh achieve many career milestones culminating in his 2007 appointment as Senior Vice President and Senior Credit Administrator.

“We are excited to welcome Mr. Oh to our executive management team,” said Min J. Kim, President and Chief Executive Officer of the Company. “Mr. Oh’s extensive banking experience will be a great asset to Open Bank. He has demonstrated a leadership approach that will be a strong cultural fit for our customers, employees and the communities we serve. We look forward to his contribution as we execute our strategy to grow and strengthen our company and create value for all our stakeholders.”

Ms. Kim added, “I would like to thank Mr. Park for his significant contributions to Open Bank. His leadership played a pivotal role in Open Bank’s growth and development.”

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California, and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com